DATE:	February 29, 2012

TO:	DealerTrack Holdings, Inc.
ATTENTION:	President and Chief Executive Officer
TELEPHONE:	516-734-3700
FACSIMILE:	516-300-8003

FROM:	WELLS FARGO SECURITIES, LLC (“Agent”)
solely as agent of Wells Fargo Bank, National Association (“Dealer”)
375 Park Avenue
New York, NY 10152
Attn: Derivatives Structuring Group
Telephone: 212-214-6101
Facsimile: 212-214-5913

SUBJECT:	Additional Bond Hedge Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Wells Fargo Bank, National Association (“Dealer”), through its agent Wells Fargo Securities, LLC (the “Agent”), and DealerTrack Holdings, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated on or about March 5, 2012 between Counterparty and Wells Fargo Bank, N.A. as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Dealer in writing, the “Indenture”) relating to up to USD 200,000,000 principal amount of 1.50% convertible senior notes due 2017 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty. In the event of any inconsistency between the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of this Confirmation. If any relevant sections of the Indenture are changed, added, or renumbered following execution of this Confirmation, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.        This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency – Cross Border) as if Dealer and Counterparty had executed an agreement (the “Agreement”) in such form (without any Schedule but with the elections set forth in this Confirmation) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

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2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	February 29, 2012.

Option Style:	Modified American, as described below under “Procedures for Exercise”.

Option Type:	Call.

Buyer:	Counterparty.

Seller:	Dealer.

Shares:	The common stock, par value USD 0.01 per share, of Counterparty (Ticker symbol “TRAK”).

Number of Options:	25,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number of Shares per Option equal to the Applicable Percentage, multiplied by the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Section 14.03 or to Section 14.04(h) of the Indenture).

Strike Price:	As provided in Schedule A to this Confirmation.

Applicable Percentage:	33.33%.

Premium:	As provided in Schedule A to this Confirmation.

Premium Payment Date:	The closing date for the initial issuance of the Convertible Notes.

Exchange:	The NASDAQ Global Select Market.

Related Exchange(s):	All Exchanges.

Calculation Agent:	Dealer; provided that all determinations made by the Calculation Agent shall be made in a good faith and commercially reasonable manner. Following any calculation made hereunder by the Calculation Agent, Counterparty may request that the Calculation Agent deliver to Counterparty, at an email address specified by Counterparty, a report displaying in reasonable detail the basis for such calculation. Upon receipt of such request, the Calculation Agent will provide such a report to Counterparty by e-mail to the e-mail address provided by Counterparty; provided, however, that in no event will the Calculation Agent be obligated to provide to Counterparty any proprietary models used by it or any other party.

Procedures for Exercise:

Conversion Dates:	Each “Conversion Date” (as defined in the Indenture).

Exercisable Options:	In respect of each Conversion Date, a number of Options equal to (i) the number of Convertible Notes in denominations of USD 1,000 principal amount surrendered for conversion on such Conversion Date minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated February 28, 2012 between Dealer and Counterparty (the “Base Call Option Confirmation”), in accordance with the terms of the Indenture, subject to “Notice of Exercise” below, but no greater than the Number of Options.

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Free Convertibility Date:	October 15, 2016

Expiration Date:	March 15, 2017, subject to earlier exercise.

Multiple Exercise:	Applicable, as provided under “Exercisable Options” above.

Automatic Exercise:	Applicable, subject to “Notice of Exercise” below.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Exercisable Options” above, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing prior to 5:00 p.m., New York City time, on the day that is at least one Scheduled Trading Day prior to the first day of the applicable Conversion Period (as defined in the Indenture) in respect of the Options being exercised of (i) the number of such Options, (ii) the scheduled first day of the applicable Conversion Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options, and (iv) if the Relevant Settlement Method for such Options is not Net Share Settlement, Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”), and such notice shall also include the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below; provided that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given on or prior to the Scheduled Trading Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m., New York City time, on or prior to the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above, as well as the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below.

Settlement Terms:

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

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Relevant Settlement Method:

In respect of any Option, subject to the Settlement Method Election Conditions and Section 5(c) of this Confirmation:

(i)       if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 14.02(a)(iv)(A) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii)        if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii)        if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Settlement Method Election Conditions:

For any Relevant Settlement Method other than Net Share Settlement with a Specified Cash Amount equal to USD 1,000, such Relevant Settlement Method shall apply to an Option only if the Notice of Exercise or Notice of Final Settlement Method for such Option, as applicable, contains:

(i)        a representation that, on the date of such Notice of Exercise or Notice of Final Settlement Method, as applicable, Counterparty is not in possession of any material non-public information with respect to Counterparty or the Shares;

(ii)        a representation that Counterparty is electing the settlement method for the related Convertible Note and such Relevant Settlement Method in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii)        a representation that Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iv)        a representation that Counterparty is not electing the settlement method for the related Convertible Note and such Relevant Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares); and

(v)        an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the related Convertible Note and such Relevant Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

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Net Share Settlement:

If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, subject to Section 5(c) of this Confirmation, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Trading Day during the applicable Conversion Period for each such Option, of (i) the Daily Option Value for such Trading Day, divided by (ii) the VWAP Price on such Trading Day, divided by (iii) the number of Trading Days in the applicable Conversion Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the VWAP Price for the last Trading Day of the applicable Conversion Period.

Combination Settlement:

If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, subject to Section 5(c) of this Confirmation, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option:

(i)        cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Trading Day during the applicable Conversion Period for such Option, of an amount for such Trading Day (the “Daily Combination Settlement Cash Amount”) equal to (A) the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Trading Days in the applicable Conversion Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Trading Day, the Daily Combination Settlement Cash Amount for such Trading Day shall be deemed to be zero; and

(ii)        Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Trading Day during the applicable Conversion Period for such Option, of a number of Shares for such Trading Day (the “Daily Combination Settlement Share Amount”) equal to (A) the Daily Option Value on such Trading Day minus the Daily Combination Settlement Cash Amount for such Trading Day, divided by (B) the VWAP Price on such Trading Day, divided by (C) the number of Trading Days in the applicable Conversion Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Trading Day, the Daily Combination Settlement Share Amount for such Trading Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

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Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the VWAP Price for the last Trading Day of the applicable Conversion Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, subject to Section 5(c) of this Confirmation, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Trading Day during the applicable Conversion Period for such Option, of (i) the Daily Option Value for such Trading Day, divided by (ii) the number of Trading Days in the applicable Conversion Period.

Daily Option Value:	For any Trading Day, an amount equal to (i) the Option Entitlement on such Trading Day, multiplied by (ii) the VWAP Price on such Trading Day less the Strike Price on such Trading Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Trading Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page TRAK <equity> (or any successor thereto).

Trading Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.

Scheduled Trading Day:	A day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

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Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

VWAP Price:	On any Trading Day the per Share volume-weighted average price as displayed on Bloomberg (or any successor service) page TRAK <equity> AQR (or its equivalent successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the VWAP Price means the market value per Share on such Trading Day, as determined by the Calculation Agent. The VWAP Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Conversion Period:

For any Option and regardless of the Settlement Method applicable to such Option:

(i)        if the related Conversion Date occurs prior to the Free Convertibility Date, the 40 consecutive Trading Days commencing on, and including, the third Trading Day following such Conversion Date; provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Conversion Period shall be the 80 consecutive Trading Day period commencing on, and including, the third Trading Day immediately following the receipt of such Notice of Exercise;

(ii)        if the related Conversion Date occurs on or following the Free Convertibility Date, the 40 consecutive Trading Days commencing on, and including, the 42nd Scheduled Trading Day immediately prior to the Expiration Date; provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Conversion Period shall be the 80 consecutive Trading Days commencing on, and including, the 82nd Scheduled Trading Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the third Business Day immediately following the final Trading Day of the applicable Conversion Period for such Option.

Settlement Currency:	USD.

Other Applicable Provisions:	The provisions of Sections 9.4 (except that “Settlement Date” shall be as defined above, unless a Settlement Disruption Event prevents delivery of such Shares on that date), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

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Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver any Shares required to be delivered hereunder in certificated form to Counterparty in lieu of delivery through the Clearance System.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the “Conversion Rate” (as defined in the Indenture) and/or the nature of the Shares under the Convertible Notes pursuant to the Indenture (other than an increase in the “Conversion Rate” pursuant to Section 14.03 or Section 14.04(h) of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction. Counterparty agrees that it will notify Dealer prior to the effectiveness of any such adjustment and, to the extent such adjustment requires an exercise of discretion by Counterparty under the terms of the Indenture, it shall consult with the Calculation Agent in order to achieve a commercially reasonable adjustment, determination or calculation; provided that notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Conversion Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 14.04 of the Indenture that would result in an adjustment to the “Conversion Rate” (as defined in the Indenture) of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Rate” pursuant to Section 14.03 or Section 14.04(h) of the Indenture.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 14.07(a) of the Indenture.

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Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of the Shares), Counterparty shall promptly notify the Calculation Agent in writing of the kind and amount of consideration actually received by holders of a majority of Shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of Shares that voted for such an election (if electing between more than two types of consideration), as the case may be; provided that in no event shall the date of such notification be later than the date on which such Merger Event is consummated.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as defined in the Indenture) for the issuance of additional shares as set forth in Section 14.03 or Section 14.04(h) of the Indenture; and provided, further, that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

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Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Dealer on the Trade Date”.

The parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” and for purposes of Section 5(b)(i) of the Agreement, “any applicable law”, shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation (collectively, the “Wall Street Act”), and the consequences specified in Section 12.9(b)(i) of the Equity Definitions shall apply to any Change in Law or Illegality, as the case may be, arising from any such act, rule or regulation. The foregoing constitutes a specific reservation for purposes of the Wall Street Act.

Failure to Deliver:	Applicable.

Insolvency Filing:

Applicable; provided that the definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may in its sole discretion adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:

Applicable; provided that

(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

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Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Determining Party:	Dealer for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3.            Mutual Representations, Warranties and Agreements.

Each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b)	Securities Act. It is an “accredited investor” as defined in Section 2(a)(15)(ii) of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(c)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

4.            Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees, on the date hereof, that:

(a)	the representations and warranties of Counterparty set forth in Section 2 of the Purchase Agreement dated as of the Trade Date between Counterparty and Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the purchasers party thereto (the “Purchase Agreement”), are true and correct as of the date made and are hereby deemed to be repeated to Dealer as if set forth herein;

(b)	Counterparty is not as of the Trade Date or the Premium Payment Date and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and on each such date Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(c)	Counterparty has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act in connection with the Transaction;

(d)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings;

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(e)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(f)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(g)	Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(h)	each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(i)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(j)	Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency;

(k)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(l)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(m)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act;

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(n)	Counterparty has not entered into any obligation that would contractually limit it from effecting Net Share Settlement under this Transaction and it agrees not to enter into any such obligation that would contractually limit it from effecting settlement pursuant to the Relevant Settlement Method during the term of this Transaction; and

(o)	Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

5.           Other Provisions.

(a)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent.

(b)	Additional Termination Event. If (i) an Amendment Event occurs, (ii) a Repayment Event occurs or (iii) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in an acceleration of the Convertible Notes pursuant to the terms of the Indenture occurs, an Additional Termination Event shall occur in respect of which (A) Counterparty shall be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event, minus the number of Convertible Notes in respect of which an Additional Termination Event has occurred pursuant to Section 5(b) of the Base Call Option Confirmation as a result of such Repayment Event.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to (i) any term of the Indenture or the Convertible Notes governing the principal amount, coupon (but only if such event results in a decrease to such coupon), maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion settlement dates or conversion conditions), or (ii) any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior written consent of Dealer, such consent not to be unreasonably withheld.

“Repayment Event” means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

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(c)	Notwithstanding anything to the contrary in this Confirmation (including, without limitation, the provisions opposite the captions “Net Share Settlement,” “Combination Settlement” and “Cash Settlement” in Section 2 of this Confirmation), the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of Options that relate to the Convertible Notes as to which additional Shares would be added to the Conversion Rate pursuant to Section 14.03 of the Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture) shall constitute an Additional Termination Event as provided in this Section 5(c). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise, minus the number of Make-Whole Conversion Options (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 14.03 of the Indenture); provided that the amount of cash deliverable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Options multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 14.03 of the Indenture) multiplied by (3) a price per Share determined by the Calculation Agent over (II) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner.

(d)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Options Equity Percentage as determined on such day is (i) equal to or greater than 9.0% and (ii) greater by 0.5% than the Options Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Options Equity Percentage as of the Trade Date). The “Options Equity Percentage” as of any day is the fraction (A) the numerator of which is sum of (1) the product of the Number of Options in aggregate and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of the Counterparty’s failure to timely provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (d) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

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(e)	Covenant to Notify of Potential Adjustment Event, Merger Event or any other Extraordinary Event. Counterparty covenants to provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer.

(f)	Rule 10b-18.

(i)	Except as disclosed to Dealer in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Dealer that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which Dealer has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction.

(ii)	On any day during any Conversion Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

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(iii)	Counterparty agrees that it (A) will not, on any day during any Conversion Period, make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(g)	Regulation M. (x) Counterparty (A) was not on the date on which the offering of the Convertible Notes was first announced, has not since such date to the date hereof, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than the distribution of the Convertible Notes and (B) shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date, and (y)(A) on any day during any Conversion Period, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the last day in such Conversion Period.

(h)	Early Unwind. In the event the sale of the “Additional Notes” is not consummated with the purchasers for any reason by the close of business in New York on March 5, 2012 (or such later date as agreed upon by the parties) (March 5, 2012 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(i)	Transfer or Assignment. Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(i)	with respect to any Transfer Options, Counterparty shall not be released from its notice, indemnification and other obligations set forth in Section 2 (regarding Extraordinary Events), Section 5(d) or Section 5(p) of this Confirmation;

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(ii)	any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(iii)	such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(iv)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(v)	an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(vi)	without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(vii)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to (i) any affiliate of Dealer, provided that Counterparty shall have received a full guaranty of such affiliate’s obligations from Dealer in form and substance satisfactory to the Counterparty, or (ii) any bank or other financial institution engaged in the equity derivatives business with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer.

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If at any time at which (1) the Equity Percentage exceeds 9.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) and under any relevant state corporate law or any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Shares equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 5(n) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (“Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(j)	Staggered Settlement. If upon the advice of counsel with respect to applicable legal and regulatory requirements, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire the cash and/or Shares to deliver, any or all of the cash to the paid and/or Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to pay the cash and/or deliver Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Conversion Period (as defined in the Indenture) or delivery times and how it will allocate the cash it is required to pay and/or Shares it is required to deliver under the Relevant Settlement Method among the Staggered Settlement Dates or delivery times; and (ii) the amount of cash and/or aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the amount of cash and/or the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(k)	Role of Agent.

(i)	The Agent is registered as a broker-dealer with the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority, is acting hereunder for and on behalf of Dealer solely in its capacity as agent for Dealer pursuant to instructions from Dealer, and is not and will not be acting as the Counterparty’s agent, broker, advisor or fiduciary in any respect under or in connection with the Transaction.

(ii)	In addition to acting as Dealer’s agent in executing the Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to the Counterparty directing it to make its payments and/or deliveries under the Transaction to an account of the Agent for remittance to Dealer (or its designee), and for that purpose any such payment or delivery by the Counterparty to the Agent shall be treated as a payment or delivery to Dealer.

(iii)	Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Dealer or the Counterparty under or in connection with the Transaction will be transmitted exclusively by such party to the other party through the Agent at the following address:

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Wells Fargo Securities, LLC

201 South College Street, 6th Floor

Charlotte, NC 28288-0601

Facsimile No.: (704) 383-8425

Telephone No.: (704) 715-8086

Attention: Equity Derivatives

(iv)	The Agent shall have no responsibility or liability to Dealer or the Counterparty for or arising from (1) any failure by either Dealer or the Counterparty to perform any of their respective obligations under or in connection with the Transaction, (2) the collection or enforcement of any such obligations, or (3) the exercise of any of the rights and remedies of either Dealer or the Counterparty under or in connection with the Transaction. Each of Dealer and the Counterparty agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of the Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Dealer.

(v)	Upon written request, the Agent will furnish to Dealer and the Counterparty the date and time of the execution of the Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(l)	[Reserved.]

(m)	Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(n)	Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If Dealer owes Counterparty any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Shares (where “material” shall have the meaning set forth in paragraph 5(t) below) (“Notice of Dealer Termination Delivery”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by delivery of Termination Delivery Units, Dealer shall have the right (without regard to the exceptions set forth in clauses (i) and (ii) above), in its sole discretion, to elect to satisfy its Payment Obligation by delivery of Termination Delivery Units, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Within a commercially reasonable period of time following receipt of a valid Notice of Dealer Termination Delivery, Dealer shall deliver to Counterparty a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such Payment Obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

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(o)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(p)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters customary in form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel (it being understood that O’Melveny & Myers LLP is such a counsel) to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the closing price on such Exchange Business Days, and in the amounts, requested by Dealer. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of this Transaction, except in circumstances where cash settlement thereof is permitted for classification of the contract as equity by ASC Topic 815, Derivatives and Hedging, as in effect on the Trade Date (including, without limitation, where Counterparty so elects to deliver cash).

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(q)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(r)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)	Securities Contract. The parties hereto agree and acknowledge that Dealer is one or more of a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(t)	No Material Non-Public Information. On each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the day on which Dealer has informed Counterparty in writing that Dealer has completed all purchases of Shares or other transactions to hedge initially its exposure with respect to the Transaction, Counterparty represents and warrants to Dealer that it is not aware of any material non-public information concerning itself or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(u)	Right to Extend. Dealer may postpone any Conversion Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the amount of cash and/or number of Shares to be delivered on the corresponding Settlement Date for such Options), if Dealer determines, in its reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to (i) preserve Dealer’s or its affiliate’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or the stock loan market; provided that any extension or postponement resulting from the circumstances or conditions contemplated by this clause (i) shall not result in the final Conversion Date or other date of valuation or delivery, as applicable, with respect to some or all of the relevant Options occurring more than sixty (60) Scheduled Trading Days following the final such Conversion Date or other date of valuation or delivery contemplated hereunder, as the case may be or (ii) to enable Dealer or its affiliate to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer or such affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and/or such affiliate.

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(v)	Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Second Method and Loss will apply. The Termination Currency shall be USD.

(w)	Governing Law. The law of the State of New York (without reference to choice of law doctrine).

(x)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(y)	Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation established under the laws of the State of Delaware and is a U.S. person (as that term is defined in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended).

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Counterparty:

(A)         It is a national banking association organized or formed under the laws of the United States and is a United States resident for United States federal income tax purposes.

(B)         Dealer makes no other Payee Tax Representations.

(z)	Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered

Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement and (ii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	None Specified	None Specified

(aa)	Additional ISDA Schedule Terms

(i)	Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.

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(ii)	Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Transaction.

(iii)	Severability. In the event any one or more of the provisions contained in this Confirmation or the Agreement shall be held illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

6.            Account Details:

(a)	Account for payments to Counterparty:

DealerTrack Holdings, Inc.

Bank Name:	JP Morgan Chase
ABA:	021000021
Account Name:	DealerTrack Holdings, Inc
Account Number:	304641383

Account for delivery of Shares to Counterparty: To Be Advised.

(b)	Account for payments to Dealer:

Bank:	Wells Fargo Bank, N.A.
ABA#:	121-000-248
Internal acct no.:	01020300064228
A/C name:	WFB Equity Derivatives

7.            Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: Charlotte.

8.            Notices:

For purposes of this Confirmation:

(a)           Address for notices or communications to Counterparty:

DealerTrack Holdings, Inc.

1111 Marcus Ave.

Suite M04

Lake Success, NY 11042

Attention:	President and Chief Executive Officer
Telephone No.:	516-734-3700
Facsimile No.:	516-300-8003

with a copy to:

DealerTrack Holdings, Inc.

1111 Marcus Ave.

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Suite M04

Lake Success, NY 11042

Attention:	General Counsel
Telephone No.:	516-734-3822
Facsimile No.:	516-908-4958

(b)           Address for notices or communications to Dealer:

Wells Fargo Bank, National Association

375 Park Avenue

New York, NY 10152

Attention:	Derivatives Structuring Group
Telephone No.:	212-214-6101
Facsimile No.:	212-214-5913

with a copy to:

Attention:	Mark Kohn or Head Trader
Telephone:	212-214-6089
Facsimile:	212-214-8914

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us by facsimile at 212-214-5913 (Attention: Derivatives Structuring Group).

Very truly yours,
WELLS FARGO SECURITIES, LLC,	WELLS FARGO BANK, NATIONAL ASSOCIATION
acting solely in its capacity as Agent of Wells Fargo Bank, National Association	By: Wells Fargo Securities, LLC, acting solely in its capacity as its Agent

By:	By:
Name:	Name:
Title:	Title:

Accepted and confirmed as

of the date first above written:

DealerTrack Holdings, Inc.

By:
Name:
Title:

SCHEDULE A

For purposes of this Transaction, the following terms shall have the following values/meanings:

1.	Strike Price:	USD 37.3667.
2.	Premium:	USD 1,830,650.25.